Exhibit 10.2

Second AMENDMENT TO Credit agreement

This Second Amendment to Credit Agreement (this “Amendment”) is made as of February 22, 2026, by and among FORTRESS BIOTECH, INC., a Delaware corporation (the “Borrower”), the lenders party hereto (each a “Lender” and collectively, the “Lenders”), and OAKTREE FUND ADMINISTRATION, LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower, the Administrative Agent and the Lenders party thereto previously entered into (i) that certain Credit Agreement, dated as of July 25, 2024 (as amended by that certain First Amendment to Credit Agreement, dated as of December 12, 2025, and as further amended, restated, amended and restated, supplemented or otherwise modified and in effect prior to the date hereof and including the exhibits and other attachments thereto, the “Existing Credit Agreement”, and as amended by this Amendment, the “Credit Agreement”), and (ii) that certain Security Agreement, dated as of July 25, 2024 (including the exhibits and other attachments thereto, as amended, restated or otherwise modified prior to the date hereof, the “Security Agreement”), by and among the Borrower and the Administrative Agent;

WHEREAS, reference is made to (i) the 9.375% Cumulative Redeemable Perpetual Preferred Stock (the “Cyprium Perpetual Preferred Stock”) of Cyprium Therapeutics, Inc., a Delaware corporation and majority-owned subsidiary of the Borrower (“Cyprium”), issued pursuant to the Cyprium Therapeutics, Inc. Certificate of Designation of Rights and Preferences 9.375% Cumulative Redeemable Perpetual Preferred Stock (the “Cyprium Preferred Certificate of Designations”), and (ii) that certain Second Amended & Restated Future Advance Promissory Note, issued as of July 22, 2024 (the “Cyprium Promissory Note”) by Cyprium in favor of Borrower, which Cyprium Promissory Note is pledged as collateral by the Borrower to the Lenders under the Security Agreement;

WHEREAS, pursuant to Section 4(a) of the Cyprium Preferred Certificate of Designations, Cyprium is obligated to redeem 100% of its Perpetual Preferred Stock upon the occurrence of certain events described therein (such redemption, the “Mandatory PPS Redemption”);

WHEREAS, the Borrower, the Administrative Agent and the Lenders have agreed to amend the Existing Credit Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, each of the Borrower, the Administrative Agent, and the Lenders party hereto hereby covenants and agrees as follows:

1.	Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Existing Credit Agreement.
2.	Amendments to Existing Credit Agreement. Subject to the satisfaction of the conditions precedent specified in Section 5 hereof, on the Second Amendment Effective Date (as defined below), the Existing Credit Agreement shall be amended as set forth below:

(a)	Section 1.01 (Certain Defined Terms) of the Existing Credit Agreement is hereby amended by adding the following definition in alphabetical order:

“2026 Cyprium Monetization Event” means the receipt by Borrower of the distribution of proceeds from Cyprium following the closing of the sale of a priority review voucher by Cyprium pursuant to that certain Asset Purchase Agreement by and among Cyprium and the buyer party thereto.

(b)	Section 1.01 (Certain Defined Terms) of the Existing Credit Agreement is hereby amended by amending and restating the definitions of “Minimum Liquidity Amount” and “Minimum Net Sales Amount” in their entirety as follows:

“Minimum Liquidity Amount” means, (i) at any time the outstanding principal balance of the Loans is less than or equal to $10,000,000, $0, and (ii) at all other times, $7,000,000 which amount may be reduced as follows: (A) the Minimum Liquidity Amount shall be reduced to $2,000,000 at any time the outstanding principal amount of the Loans is less than or equal to $15,000,000 and the 2026 Cyprium Monetization Event shall have occurred; and (B) the Minimum Liquidity Amount shall be reduced to $5,000,000 at any time the outstanding principal amount of the Loans is less than or equal to $25,000,000.

“Minimum Net Sales Amount” means, (i) at any time the outstanding principal balance of the Loans is less than or equal to $10,000,000, $0, (ii) at any time the outstanding principal balance of the Loans is less than or equal to $15,000,000 and the 2026 Cyprium Monetization Event shall have occurred, $0, and (iii) at any other time (A) as of the last day of the fiscal quarter ending December 31, 2025, $60,000,000, (B) as of the last day of the fiscal quarter ending March 31, 2026, $65,000,000, (C) as of the last day of the fiscal quarter ending June 30, 2026, $70,000,000, (D) as of the last day of the fiscal quarter ending September 30, 2026, $75,000,000 and (E) at any time thereafter, $80,000,000.

(c)	Section 8.17 (Capital Raise Covenant) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

8.17  Capital Raise Covenant.  By each of (i) December 31, 2024, (ii) December 31, 2025 and (iii) December 31, 2026 (each, a “Capital Raise Measurement Date”), Borrower shall have received Net Proceeds from Capital Raises during the 365-day period preceding such Capital Raise Measurement Date (any of the foregoing time periods a “Capital Raise Measurement Period”), after deducting any and all required prepayments of principal and payments of interest and other amounts in accordance with Section Error! Reference source not found. of this Agreement in connection with such Capital Raises, in an aggregate amount equal to or greater than the greater of (i) $20,000,000, and (ii) 50% of the equity financings modeled in the Board-approved annual budget for such calendar year delivered pursuant to Section 8.01(d) of this Agreement (such greater-of amount with respect to any Capital Raise Measurement Period, the “Required Capital Raise Amount” and the entire foregoing covenant, the “Capital Raise Covenant”); provided, that the Capital Raise Covenant shall no longer be tested on any Capital Raise Measurement Date on which the outstanding principal amount of the Loans is less than or equal to (i) $10,000,000 or (ii) after the 2026 Cyprium Monetization Event shall have occurred, $15,000,000.

(d)	Section 8.18 (Minimum Stake in JMC) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

8.18Minimum Stake in JMC.  On each date that the Borrower files (i) an Annual Report on Form 10-K with the SEC (or, if earlier, the date by which the Borrower is required to deliver annual financial statements pursuant to Section Error! Reference source not found.), and (ii) a Quarterly Report on Form 10-Q with the SEC (or, if earlier, the date by which the Borrower is required to deliver quarterly financial statements pursuant to Section Error! Reference source not found.), the Equity Interests held by the Borrower in JMC shall (A) exceed 25% of all Equity Interests of JMC on a fully-diluted basis, or (B) have a market value determined based on the average closing price for the trailing thirty (30) day period ending on such date in excess of $22,500,000 (the “Minimum JMC Stake Covenant”); provided, that the Minimum JMC Stake Covenant shall no longer be tested (x) on any such date on which the outstanding principal amount of the Loans is less than or equal to (I) $10,000,000 or (II) after the 2026 Cyprium Monetization Event shall have occurred, $15,000,000 or (y) on and after the sale of all of the Equity Interests in JMC held by Borrower.

(e)	Article VIII (Affirmative Covenants) of the Existing Credit Agreement is hereby amended by adding the following section in numerical order:

8.192026 Cyprium Monetization Event.  Upon the occurrence of the 2026 Cyprium Monetization Event, the Borrower shall (a) cause Cyprium to repay the amount that the Borrower advanced to Cyprium pursuant to that certain Second Amended and Restated Future Advance Promissory Note, issued by Cyprium in favor of Borrower, dated as of July 22, 2024, in connection with such 2026 Cyprium Monetization Event and (b) within five (5) Business Days of such 2026 Cyprium Monetization Event, make a mandatory prepayment of the Loans in an aggregate principal amount equal to $10,000,000, together with accrued interest and the Yield Protection Premium, in each case, as required by and in accordance with Section 3.03(b); provided, for avoidance of doubt, that the foregoing mandatory prepayment due upon the occurrence of the 2026 Cyprium Monetization Event constitutes the mandatory prepayment due upon the occurrence of a Special Monetization Event under Section 3.03(b) and no further prepayments shall be required in connection with any Cyprium Monetization Event.

It is agreed that no conforming revisions have been made to the other Loan Documents, and, to the extent that there are other revisions to the Loan Documents necessitated by this

Amendment, the parties hereto agree to cooperate and make reasonable revisions to such other Loan Documents to reflect the agreements contained in this Amendment. Any references to the Credit Agreement in the other Loan Documents shall mean the Existing Credit Agreement as amended by this Amendment.

3.	[Reserved].
4.	Reaffirmation of Loan Documents. The Borrower hereby (i) agrees that each of the Loan Documents is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed on the Second Amendment Effective Date, except that, on and after the Second Amendment Effective Date, each reference to “Credit Agreement”, “this Agreement”, “thereunder”, “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Existing Credit Agreement as amended by this Amendment and (ii) confirms that the Security Documents and all of the Collateral described therein do, and shall continue to, secure the payment in full and performance of all of the Obligations.
5.	Conditions Precedent to Effectiveness. This Amendment shall become effective upon the fulfillment of the following conditions precedent (the date of such fulfillment, the “Second Amendment Effective Date”), each in form and substance reasonably satisfactory to the Administrative Agent:
(a)	This Amendment shall have been duly executed and delivered to the Administrative Agent by the Borrower, the Administrative Agent and the Lenders, which Lenders shall constitute all of the Lenders under the Existing Credit Agreement;
(b)	The Borrower shall have paid all reasonable and documented costs, fees and expenses of the Administrative Agent and the Lenders, including, without limitation, the fees and expenses of Sullivan & Cromwell LLP, as outside counsel to the Administrative Agent and the Lenders, in each case in accordance with Section 13.03 of the Existing Credit Agreement and to the extent invoiced at least one (1) Business Day prior to the Second Amendment Effective Date;
(c)	Each of the representations and warranties in Section 6 of this Amendment, Section 7 of the Credit Agreement and in the other Loan Documents shall be true, accurate and complete in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects as of such earlier date); and
(d)	At the time of and after giving effect to this Amendment, no event shall have occurred and is continuing that constitutes a Default or Event of Default.
6.	Representations and Warranties. The Borrower hereby represents and warrants:
(a)	The execution, delivery and performance by the Borrower of this Amendment and the documents, instruments and agreements executed in connection herewith (collectively, the “Amendment Documents”), the Borrower’s consummation of the transactions contemplated by the Amendment Documents and performance under the Amendment Documents do not and will not (i) conflict with any of its Organic Documents; (ii) violate or conflict with any Law except as would not reasonably be expected to have a Material Adverse Effect; (iii) violate or conflict with any Governmental Authorization of any Governmental Authority except as would not reasonably be expected to have a Material Adverse Effect; (iv) require any action by, filing, registration, or qualification with, or approval of, any Governmental Authority (except such approval which has already been obtained and is in full force and effect, or the filing of any UCC financing statement) except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; or (v) constitute a default under or conflict with any Material Agreement that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
(b)	This Amendment and the other Amendment Documents have been duly authorized, executed and delivered by the Borrower and constitute legal, valid and binding agreements of the Borrower, enforceable in accordance with their terms (subject, as to enforcement, to (x) the effect of applicable bankruptcy, insolvency, examinership or similar laws affecting the enforcement or creditors’ rights and (y) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).
(c)	The Borrower has full power, authority and legal right to execute, deliver and perform its obligations under each of the Amendment Documents to which it is a party.
7.	Release.
(a)	In consideration of this Amendment and agreements of the Administrative Agent and the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower (the “Releasing Party”), on behalf of itself and its successors, assigns and other legal representatives hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Administrative Agent, the Lenders and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives, in each case solely in their capacities relative to the Lenders and not in any other capacity such party may have relative to the Releasing Party (the Administrative Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which the Borrower or any of its successors, assigns or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the Second Amendment Effective Date, for or on account of, or in relation to, or in any way in connection with the Credit Agreement or any of the other Loan Documents or transactions thereunder (any of the foregoing, a “Claim” and collectively, the “Claims”). The Releasing Party expressly acknowledges and agrees, with respect to the Claims, that it waives, to the fullest extent permitted by applicable law, any and all provisions, rights and benefits conferred by any applicable U.S. federal or state law, or any principle of U.S. common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 7. Furthermore, the Releasing Party hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released and/or discharged by the Releasing Parties pursuant to this Section 7. The foregoing release, covenant and waivers of this Section 7 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment or prepayment of any of the Loans, or the termination of the Credit Agreement, this Amendment, any other Loan Document, or any provision hereof or thereof.
(b)	Each Releasing Party understands, acknowledges and agrees that its release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(c)	Each Releasing Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
8.	Fees and Expenses. The Borrower agrees to pay on demand (a) all reasonable and documented out-of-pocket fees, costs and expenses of the Administrative Agent and the Lenders accrued prior to the Second Amendment Effective Date and (b) all reasonable and documented out-of-pocket fees, costs and expenses of the Administrative Agent and the Lenders incurred in connection with the preparation, execution, delivery and performance of (i) this Amendment, (ii) any Amendment Documents, the other Loan Documents or other post-closing amendments, agreements, arrangements or documentation, or (iii) any other instruments and documents to be delivered hereunder or thereunder, in each case of clauses (a) and (b), including the fees and expenses of Sullivan & Cromwell LLP, as outside counsel to Administrative Agent and the Lenders, in each case of clauses (a) and (b) above, to the extent provided in Section 13.03 of the Credit Agreement; provided that, for the avoidance of doubt, payment of any such fees, costs and expenses shall not be a condition to the Second Amendment Effective Date except to the extent explicitly set forth in Section 5(b).
9.	Miscellaneous.
(a)	Except as otherwise expressly provided herein, (i) all provisions of the Credit Agreement and the other Loan Documents remain in full force and effect and (ii) the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Existing Credit Agreement or any of the Loan Documents, except to the extent expressly provided for herein. Nothing contained herein is intended, or shall be deemed or construed to constitute a waiver of any past or future Defaults or Events of Default or compliance with any term or provision of the Loan Documents or applicable law. None of the Administrative Agent or any Lender is under any obligation to enter into this Amendment. The entering into of this Amendment by such parties and any consent to this Amendment by any Lender shall not be deemed to limit or hinder any rights of any such party under the Loan Documents, nor shall it be deemed to create or infer a course of dealing between any such party, on the one hand, and the Borrower, on the other hand, with regard to any provision of the Loan Documents. Nothing contained in this Amendment shall be deemed to obligate the Agent or any Lender to enter into any forbearance agreement or to waive any Defaults or Events of Default.
(b)	This Amendment shall constitute a Loan Document.
(c)	This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall become effective when counterparts hereof executed on behalf of the Borrower, the Administrative Agent and the Lender shall have been received by the Administrative Agent.
(d)	This Amendment expresses the entire understanding of the parties with respect to the amendments contemplated hereby and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements.
(e)	This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the Laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

(f)	SECTIONS 13.10 AND 13.11 OF THE EXISTING CREDIT AGREEMENT ARE INCORPORATED HEREIN BY THIS REFERENCE, AS IF SUCH SECTIONS WERE SET FORTH IN FULL HEREIN, MUTATIS MUTANDIS.
(g)	This Amendment and its contents shall be subject to the indemnification and severability provisions of the Existing Credit Agreement, mutatis mutandis.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

FORTRESS BIOTECH, INC.

By: /s/ David Jin
Name: David Jin
Title: Chief Financial Officer

ADMINISTRATIVE AGENT:

OAKTREE FUND ADMINISTRATION, LLC, as Administrative Agent

By:Oaktree Capital Management, L.P.

Its:Managing Member

By: /s/ Mary Gallegly
Name: Mary Gallegly
Title: Managing Director

By: /s/ Jessica Dombroff
Name: Jessica Dombroff
Title: Senior Vice President

LENDERS:

OAKTREE AZ STRATEGIC LENDING FUND, L.P., as a Lender

By:	Oaktree AZ Strategic Lending Fund GP, L.P.
Its:	General Partner

By:	Oaktree	Fund GP IIA, LLC
Its:	General	Partner

By:	Oaktree	Fund GP II, L.P.
Its:	Managing Member

By:	/s/ Mary Gallegly
Name: Mary Gallegly
Title: Authorized Signatory

By:	/s/ Jessica Dombroff
Name: Jessica Dombroff
Title: Authorized Signatory

OAKTREE LSL FUND HOLDINGS EURRC S.à r.l., as a Lender

By:	/s/ Martin Eckel
Name: Martin Eckel Title: Manager

By:	/s/ Flora Verrecchia
Name: Flora Verrecchia Title: Manager

OAKTREE LSL FUND DELAWARE HOLDINGS EURRC, L.P., as a Lender

By:	Oaktree Life Sciences Lending Fund GP, L.P.
Its:	General Partner

By:	Oaktree Life Sciences Lending Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Mary Gallegly
Name: Mary Gallegly
Title: Managing Director

By:	/s/ Jessica Dombroff
Name: Jessica Dombroff
Title: Senior Vice President